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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                        Commission File Number     333-84743
                                                               -----------------


                        Triad Hospitals Holdings, Inc.
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            (Exact Name of Registrant as specified in its charter)

       13455 Noel Road, Suite 2000, Dallas, Texas, 75240, (972) 789-2700
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  11% Senior Subordinated Notes due 2009 and Guarantee of Senior Subordinated
                                Notes due 2009
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [   ]               Rule 12h-3(b)(1)(i)  [ x ]
         Rule 12g-4(a)(1)(ii) [   ]               Rule 12h-3(b)(1)(ii) [   ]
         Rule 12g-4(a)(2)(i)  [   ]               Rule 12h-3(b)(2)(i)  [   ]
         Rule 12g-4(a)(2)(ii) [   ]               Rule 12h-3(b)(2)(ii) [   ]
                                                  Rule 15d-6           [   ]

Approximate number of holders of record as of the certification or notice date:
None


      Pursuant to the requirements of the Securities Exchange Act of 1934, Triad Hospitals Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: April 27, 2001                     BY: /s/ Donald P. Fay
      ---------------------                  ----------------------------
                                             Donald P. Fay
                                             Executive Vice President and
                                             Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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